                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO NEW YORK QUALITY MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco New York Quality Municipal Securities (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                               VOTES    VOTES
                 MATTER                         FOR    AGAINST
                 ------                      --------- -------
                 (1).    James T. Bunch..... 3,427,106 353,805
                         Bruce L. Crockett.. 3,425,182 355,729
                         Rodney F. Dammeyer. 3,427,106 353,805
                         Jack M. Fields..... 3,425,757 355,154
                         Martin L. Flanagan. 3,435,319 345,592
                         Carl Frischling.... 3,425,244 355,667

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Van Kampen Trust for Investment Grade New York Municipals by the holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                      VOTES    VOTES   VOTES   BROKER
         MATTERS                       FOR    AGAINST ABSTAIN NON-VOTES
         -------                    --------- ------- ------- ---------
          (1).    Common Shares.... 2,083,871 295,009 97,510  1,346,815
                  Preferred Shares.       136       0      0          0
          (2).    Common Shares.... 2,146,374 250,237 79,779  1,346,815
                  Preferred Shares.       136       0      0          0